EXHIBIT 15.1
May 2, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 2, 2025 on our review of the interim financial statements of The Goldman Sachs Group, Inc., which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statements on Form S-3 (No.333-284538) and on Form S-8 (Nos. 333-80839, 333-42068, 333-106430, 333-120802, 333-235973 and 333-261673) of The Goldman Sachs Group, Inc. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report should not be considered a part of such registration statements, and is not a report within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York